                                               Filed pursuant to Rule 424(b)(2)
                                          Registration Statement Nos. 333-74165
                                                                      333-34181


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 18, 1999

                                 750,000 SHARES


                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.


                                  Common Stock

                                 ---------------


      Our common stock is listed on the New York Stock Exchange under the symbol "FSA". On November 2, 1999, the last reported sale price for our common stock on the New York Stock Exchange was $56.125 per share.

                                 ---------------


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                                                                                     Per Share          Total
                                                                                     ---------          -----
         Offering price......................................................           $54.20     $40,650,000




                                 ---------------


     We expect to deliver the shares against payment in New York, New York on or about December 1, 1999.




                                 ---------------


                  Prospectus Supplement dated November 5, 1999.


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                                TABLE OF CONTENTS


                 Prospectus Supplement                                            Prospectus

                                                 Page                                                        Page
                                                 ----                                                        ----

About This Prospectus Supplement..................S-3       FSA Holdings........................................2
Use of Proceeds...................................S-3       Use of Proceeds.....................................3
The Offering......................................S-3       Ratio of Earnings to Fixed Charges and Ratio of
Plan of Distribution..............................S-3            Earnings to Combined Fixed Charges and
                                                                 Preferred Stock Dividends .....................3
                                                            Description of Debt Securities......................3
                                                            Description of Common Stock........................14
                                                            Description of Stock Purchase Contracts and
                                                                 Stock Purchase Units .........................15
                                                            Description of Preferred Stock.....................16
                                                            Plan of Distribution...............................18
                                                            About This Prospectus..............................19
                                                            Where You Can Find More Information................19
                                                            Legal Matters......................................21
                                                            Experts............................................21




     No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                      S-2

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
                ABOUT THIS PROSPECTUS                                           PLAN OF DISTRIBUTION
                    SUPPLEMENT
                                                                    We and White Mountains Insurance Group, Ltd.
     We have on file with the SEC a registration statement     ("White Mountains") have entered into a purchase
which contains a prospectus dated August 18, 1999. That        agreement with respect to the common stock offered
prospectus provides you with a general description of our      hereby.  White Mountains is one of our major
common stock.  This prospectus supplement contains specific    shareholders.  Subject to certain conditions, White
information about the terms of the offering of                 Mountains has  agreed to purchase 922,509 shares of
750,000 shares offered hereby.  This prospectus supplement     our common stock.  Only 750,000 of those shares are
adds, updates and changes information contained in the         covered by this prospectus supplement.  The purchase
prospectus.  You should read the prospectus and this           price, which is the "Offering Price" shown on the
prospectus supplement, together with additional  information   cover of this prospectus supplement, represents 97.5%
described in this prospectus under the heading "Where You      of the average of the high and low sale price of our
Can Find More Information."                                    common stock on the New York Stock Exchange on
                                                               October 29, 1999.  We will not pay any brokerage or
                                                               underwriting fees in connection with this sale of
                    USE OF PROCEEDS                            shares.

     The net proceeds from the sale of the common                   We estimate that the total expenses of the
stock offered hereby will be used for general                  offering will be approximately $45,000.
corporate purposes.



                   THE OFFERING

     The following information is given as of November 4, 1999.

  Common stock offered... .......     750,000 shares

  Common stock to be
    outstanding after the
    offering.....................     33,517,542 shares (1)

  New York Stock Exchange
    symbol.......................     FSA


----------
(1) This number excludes 158,756 shares of treasury stock, and includes shares held by a trust on our behalf. In addition, the number assumes that we have completed three other sales of our common stock that we expect to complete with two of our other major shareholders and with a financial institution which will hold the shares subject to a previously announced forward purchase agreement with us.



                                      S-3